UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2018 (February 12, 2018)
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MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
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200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)
Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act.

☐

Item 2.02.    Results of Operations and Financial Condition.
On February 12, 2018, Molina Healthcare, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2017, the Company’s fiscal year 2018 preliminary guidance, and the results of an impairment assessment discussed in Item 2.06 below. The full text of the press release is included as Exhibit 99.1 to this report. The information contained in the website cited in the press release is not part of this report.

Item 2.06.    Material Impairments.
In connection with the preparation of the financial statements required to be included in the Company’s Form 10-K for the year ended December 31, 2017, the Company has determined it will record non-cash impairment losses in the fourth quarter of 2017 of approximately $269 million relating to the impairment of goodwill and other intangible assets of the Company’s Florida, New Mexico, and Illinois health plans. These impairment losses resulted from the following developments:
Florida Health Plan: Under its current Medicaid contract with the Florida Agency for Health Care Administration (“AHCA”) effective through December 31, 2018, the Company’s Florida health plan, Molina Healthcare of Florida, Inc., serves eight of the 11 geographic regions (including Region 11, as discussed below) of the state of Florida, with statewide Medicaid membership of approximately 360,000 as of December 31, 2017. On July 14, 2017, AHCA released an Invitation to Negotiate (“ITN”) to re-procure health plans for the Statewide Medicaid Managed Care program and, on October 31, 2017, the Florida health plan submitted its reply to the ITN. As previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 6, 2018, AHCA notified the Florida health plan that it was only selected as a candidate to negotiate for the award of a managed care contract for Region 11. Region 11, which comprises Miami-Dade and Monroe counties, had Medicaid membership of approximately 59,000 as of December 31, 2017, representing approximately 16% of the statewide Medicaid membership serviced by the Company under the current Medicaid contract as of December 31, 2017. The Company intends to pursue all protest, appeal, and other available remedies as appropriate in order to retain the Florida Medicaid business. In the event the Florida health plan is unsuccessful in its effort to re-procure Region 11, or the efforts of the Florida health plan to retain its business in other regions are unsuccessful, Medicaid membership levels in Florida after December 31, 2018, are likely to decline significantly, possibly to zero. As a result of these events, the Company recorded a non-cash impairment loss of approximately $124 million relating to the goodwill, and approximately $15 million relating to other intangible assets, in the fourth quarter of 2017.
New Mexico Health Plan: Under its current Medicaid contract with the New Mexico Human Services Department (“HSD”) effective through December 31, 2018, the Company’s New Mexico health plan, Molina Healthcare of New Mexico, Inc., served approximately 225,000 Medicaid members as of December 31, 2017. On September 1, 2017, HSD issued a request for proposal (“RFP”) to re-procure contracts for the state’s Medicaid managed care program. As previously reported in the Current Report on Form 8-K filed by the Company with the SEC on January 10, 2018, HSD notified the New Mexico health plan that it was not selected for the tentative award of a contract under the RFP for Centennial Care 2.0. The New Mexico health plan has filed a protest under the RFP, and has also applied for a temporary restraining order in New Mexico state court seeking to stay the RFP. In the event the New Mexico health plan’s protest is unsuccessful, or the other efforts of the New Mexico health plan to retain its Medicaid business are unsuccessful, Medicaid membership levels in New Mexico after December 31, 2018, are likely to decline significantly, possibly to zero. As a result of these events, the Company recorded a non-cash impairment loss of approximately $74 million relating to the goodwill, and approximately $10 million relating to other intangible assets, in the fourth quarter of 2017.
Illinois Health Plan: When the Company conducted its annual impairment evaluation of the goodwill of the Company’s Illinois health plan, Molina Healthcare of Illinois, Inc., the plan’s future cash flow projections were insufficient to produce an estimated fair value in excess of its carrying amount. This was primarily due to the Illinois health plan’s current profit profile, which does not support the purchase prices paid for certain membership years ago. As a result, the Company recorded a non-cash goodwill impairment loss of approximately $45 million in the fourth quarter of 2017.
The information under Item 2.02 of this report and the exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits.
(d)     Exhibits:

Exhibit No.	Description
99.1
Press release of Molina Healthcare, Inc., issued February 12, 2018, as to financial results for the fourth quarter and the year ended December 31, 2017, the Company’s fiscal year 2018 preliminary guidance and material impairments.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date:	February 12, 2018	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1
Press release of Molina Healthcare, Inc., issued February 12, 2017, as to financial results for the fourth quarter and the year ended December 31, 2017, the Company’s fiscal year 2018 preliminary guidance and material impairments.